Exhibit 99.1

The Clorox Company News Release

Clorox Reports Q4 and Fiscal Year 2008 Results; Updates Fiscal 2009 Financial Outlook

OAKLAND, Calif., Aug. 1, 2008 – The Clorox Company (NYSE: CLX) today announced results for its fourth quarter and fiscal year 2008, which ended June 30. For these periods, Clorox reported solid earnings results driven by strong top-line growth and cost savings.

“I’m pleased with our performance for the quarter,” said Chairman and CEO Don Knauss. “We delivered strong total company and base business top-line growth. Our market shares held steady overall, despite continued economic pressure on consumers. Cost savings and the benefit of recent price increases helped lessen the impact of intense pressure from commodity and energy cost increases.”

Commenting on the company’s fiscal year 2008 results, Knauss said, “I feel very good about our overall performance for the year, particularly given unprecedented cost pressures. Importantly, we made very good progress against our Centennial Strategy. We drove growth on core businesses, including the new Green Works™ line of natural cleaners and the Brita® brand. We also continued to position our portfolio for faster growth through the Burt’s Bees® acquisition, which has done extremely well to date. I’m very proud of the hard work and dedication of Clorox employees around the world.”

Clorox reported fourth-quarter net earnings of $158 million, or $1.13 diluted earnings per share (EPS), based on weighted average diluted shares outstanding of about 140 million. Current quarter earnings were reduced by $10 million in pretax charges, or 4 cents diluted EPS, associated with the previously announced restructuring-related charges, including consolidation of the company’s manufacturing network and other charges, and $3 million, or 1 cent diluted EPS, associated with the Burt’s Bees acquisition. Excluding these factors, the company delivered fourth-quarter diluted EPS of $1.18. (See “Non-GAAP Financial Information” below and the last two pages of this press release for information and a reconciliation of key fourth-quarter and fiscal year results.) In the year-ago quarter, Clorox reported net earnings of $164 million, or $1.07 diluted EPS, based on weighted average diluted shares outstanding of about 154 million.

For fiscal year 2008, Clorox reported net earnings of $461 million, or $3.24 diluted EPS, based on weighted average diluted shares outstanding of about 142 million. Earnings for the fiscal year were reduced by $59 million in pretax charges, or 26 cents diluted EPS, associated with the previously announced restructuring-related charges, including consolidation of the company’s manufacturing network and other charges; and $20 million, or 9 cents diluted EPS, associated with the Burt’s Bees acquisition. Excluding these factors, the company delivered fiscal year diluted EPS of $3.59. This includes a benefit of 5 cents diluted EPS associated with the repurchase of stock pursuant to the accelerated stock repurchase (ASR), completed in January 2008.

In fiscal year 2007, the company reported net earnings of $501 million, or $3.26 diluted EPS, based on weighted average diluted shares outstanding of about 154 million. These year-ago results included 10 cents diluted EPS of incremental costs associated with the IT services agreement and asset impairments, and 3 cents diluted EPS benefit from discontinued operations. Excluding these factors, the company delivered $3.33 diluted EPS.

For the fourth quarter, other income results reflected $9 million in net foreign exchange transaction gains in the current quarter versus a $3 million net loss in the year ago period. For fiscal year 2008, net foreign exchange transaction losses reflected in other income were $2 million versus a net loss of $4 million in fiscal 2007.

Following is a summary of key fourth-quarter results. All comparisons are with the fourth quarter of fiscal year 2007, unless otherwise stated.

Fourth-quarter highlights

Fourth-quarter sales grew 11 percent to $1.50 billion, compared with $1.34 billion in the year-ago quarter. Excluding the Burt’s Bees acquisition, sales in the current quarter grew 8 percent.

Fourth quarter total volume increased 6 percent. Excluding Burt’s Bees® products, volume was up 4 percent. Sales growth outpaced volume growth primarily due to price increases and favorable foreign exchange rates.

Gross margin in the fourth quarter decreased 210 basis points to 42.1 percent from 44.2 percent. Excluding the impact of $8 million of the restructuring-related charges reflected in cost of goods sold, gross margin was 42.7 percent. The year-over-year decrease was primarily due to the impact of higher costs for commodities, manufacturing and logistics, including diesel fuel. These factors were partially offset by the benefits of cost savings and price increases. During the quarter, Clorox generated cost savings of $29 million, of which $25 million was included in gross profit and the remaining $4 million in other lines of the income statement.

Net cash provided by operations was $254 million, compared to $282 million in the year-ago quarter. The year-over-year decrease was primarily due to the timing of tax payments, partially offset by improvements in working capital.

North America

The segment reported 10 percent sales growth, 6 percent volume growth and 4 percent growth in pretax earnings. Volume growth was primarily driven by Burt’s Bees® products, the launch of Green Works™ natural cleaners, Clorox® disinfecting wipes, Kingsford® charcoal products, Hidden Valley® bottled salad dressings, Fresh Step® scoopable cat litter, all-time-record shipments of Pine-Sol® dilutable cleaners and Brita® water-filtration products. Higher shipments of Glad® ForceFlex trash bags also contributed to volume growth in the segment. These results were partially offset by lower shipments of Glad® regular trash bags and Clorox® liquid bleach. Sales growth outpaced volume growth primarily due to the benefit of price increases and a favorable Canadian exchange rate. Pretax earnings reflected the benefit of sales growth and cost savings, partially offset by the impact of unfavorable commodity costs and restructuring-related charges.

International

The segment reported 16 percent sales growth, 7 percent volume growth and 11 percent growth in pretax earnings. Volume growth was driven by shipments of laundry and homecare products in Latin America. Sales growth outpaced volume growth primarily due to the benefit of price increases and 5 percentage points of favorability from foreign exchange rates. Pretax earnings primarily reflected the benefit of sales growth, favorable foreign exchange rates and cost savings.

Fiscal year 2008 results

Fiscal year 2008 sales grew 9 percent to $5.27 billion. Excluding the Burt’s Bees and bleach business acquisitions, sales grew 6 percent.

Volume for the fiscal year increased 6 percent compared with the prior year. Excluding Burt’s Bees® products and the bleach acquisition, shipments were up 3 percent due to growth in core brands including Fresh Step® scoopable cat litter, Green Works™ natural cleaners, Brita® products, Hidden Valley® salad dressings and Clorox® disinfecting wipes. Sales growth outpaced volume growth primarily due to the benefit of favorable foreign exchange rates and price increases.

Gross margin for the fiscal year decreased 190 basis points to 41.2 percent from 43.1 percent. Excluding the impact of the previously announced restructuring-related charges and Burt’s Bees purchase accounting step-up in inventory values, gross margin was 42.1 percent. The decrease was primarily due to the impact of unfavorable commodity and energy-related costs, partially offset by cost savings and price increases. For the fiscal year, Clorox generated cost savings of $93 million, of which $81 million was included in gross profit and the remaining $12 million in other lines of the income statement.

Net cash provided by operations in fiscal year 2008 was $730 million, compared to $709 million in the prior fiscal year. The increase was primarily due to improvements in working capital, primarily offset by the timing of tax payments.

During the year, Clorox repurchased 2 million shares of the company’s common stock at a cost of $118 million under its ongoing program to offset stock option dilution. In addition, under the ASR agreement, the company repurchased 12 million of its shares at a cost of $750 million.

Updated financial outlook for fiscal year 2009

For fiscal year 2009, Clorox continues to anticipate total sales growth in the range of 6-8 percent. Excluding the impact of the Burt’s Bees acquisition, Clorox anticipates sales growth in the range of 4-6 percent. This range includes about 2 percentage points of growth from innovation, including Green Works™ natural cleaners.

The company now anticipates gross margin to be about flat for the fiscal year. The benefits of cost savings, price increases and favorable product mix are expected to be offset by the impact of commodity cost pressure.

Clorox now expects commodity and energy cost increases for the fiscal year to be in the range of $180 million to $200 million, which is significantly higher than originally projected. The company continues to anticipate cost savings in the range of $90 million to $100 million; restructuring-related charges in the range of $20 million to $25 million, primarily related to the previously announced consolidation of the company’s manufacturing network; and a tax rate in the range of 34-35 percent. The company anticipates weighted average diluted shares outstanding of about 141 million. Including these factors, Clorox’s outlook for fiscal year 2009 diluted EPS is now in the range of $3.60 to $3.75.

For more information

Visit the Investors: Financial Results section of the company’s Web site at www.TheCloroxCompany.com for the following:

•	Supplemental volume and sales growth information

•	Supplemental gross margin driver information

•	Reconciliation of certain non-GAAP financial information, including EBIT and EBITDA

•	Economic profit reconciliation information

•	Supplemental balance sheet and cash flow information

•	Supplemental price-increase information

Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.

Today’s webcast

Today at 8 a.m. Pacific time (11 a.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s fourth-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2008 revenues of $5.3 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works™ natural cleaners, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. With 8,300 employees worldwide, the company manufactures products in more than two dozen countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $73.9 million to nonprofit organizations, schools and colleges. In fiscal 2008 alone, the foundation awarded $4.2 million in cash grants, and Clorox made product donations valued at $10.2 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-looking statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward looking statements based on management’s estimates, assumptions and projections. Words such as “expects,”

“anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended June 30, 2007, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, agricultural commodities and other raw materials; increases in energy costs; general economic and marketplace conditions and events, including consumer spending levels, the rate of economic growth, and the rate of inflation; consumer and customer reaction to price increases; risks relating to acquisitions, mergers and divestitures; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring; the success of the company’s previously announced Centennial Strategy; the need for any additional restructuring or asset-impairment charges; the company’s ability to achieve the projected strategic and financial benefits from the Burt’s Bees acquisition; customer-specific ordering patterns and trends; the company’s actual cost performance; changes in the company’s tax rate; any future supply constraints that may affect key commodities; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks inherent in litigation; risks relating to international operations, including the risk associated with foreign currencies; the impact of the volatility of the debt markets on the company’s access to funds; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreement relating to the provision of information technology and related services by a third party; the success of new products; risks relating to changes in the company’s capital structure; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. In addition, the company’s future performance is subject to risks related to its November 2004 share exchange transaction with Henkel KGaA, the tax indemnification obligations and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management expects, or increases in debt or changes in credit ratings, or otherwise, could adversely affect the company’s earnings.

The company’s forward looking statements in this report are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to EPS, sales growth and gross margin. Included in the last two pages of this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

The company has disclosed information related to diluted EPS, sales and gross margin on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s EPS, sales and gross margin reported in accordance with GAAP, including:

•	Charges associated with simplification of the company’s supply chain and other restructuring-related charges.

•	Incremental costs associated with the IT services agreement and asset impairments.

•	The inventory step-up and dilution related to the company’s acquisition of Burt’s Bees, Inc., completed in the second quarter of fiscal year 2008.

•	The impact of the company’s acquisition of bleach businesses completed in fiscal year 2007.

•	The impact of foreign exchange.

•	The impact of the company’s exit from its private label food bags business.

•	The impact of results from discontinued operations.

Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See the following pages for key fourth-quarter and fiscal year results:

•	Condensed Consolidated Statements of Earnings (Unaudited)

•	Segment Information (Unaudited)

•	Condensed Consolidated Balance Sheets (Unaudited)

•	Fourth-quarter sales growth reconciliation

•	Fourth-quarter gross margin reconciliation

•	Fourth-quarter diluted EPS reconciliation

•	Fiscal year sales growth reconciliation

•	Fiscal year gross margin reconciliation

•	Fiscal year diluted EPS reconciliation

Media relations	Investor relations
Dan Staublin 510-271-1622	Li-Mei Johnson 510-271-3396
Kathryn Caulfield 510-271-7209	Steve Austenfeld 510-271-2270

The Clorox Company

Condensed Consolidated Statements of Earnings (Unaudited)

Dollars in millions, except per share amounts

	Three Months Ended		Twelve Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Net sales	$1,495	$1,344	$5,273	$4,847
Cost of products sold	865	750	3,098	2,756

Gross profit	630	594	2,175	2,091
Selling and administrative expenses	185	165	690	642
Advertising costs	136	127	486	474
Research and development costs	33	29	111	108
Restructuring and asset impairment costs	2	—	36	13
Interest expense	43	27	168	113
Other (income) expense, net	(9)	7	(9)	(2)

Earnings from continuing operations before income taxes	240	239	693	743
Income taxes on continuing operations	82	75	232	247

Earnings from continuing operations	158	164	461	496
Earnings from discontinued operations	—	—	—	5

Net earnings	$158	$164	$461	$501

Earnings per common share
Basic
Continuing operations	$1.15	$1.08	$3.30	$3.28
Discontinued operations	—	—	—	0.03

Basic net earnings per common share	$1.15	$1.08	$3.30	$3.31

Diluted
Continuing operations	$1.13	$1.07	$3.24	$3.23
Discontinued operations	—	—	—	0.03

Diluted net earnings per common share	$1.13	$1.07	$3.24	$3.26

Weighted average common shares outstanding (in thousands)
Basic	137,997	151,758	139,633	151,445
Diluted	140,206	154,309	142,004	153,935

The Clorox Company

Segment Information

(Unaudited)

Dollars in millions

Fourth Quarter

	Net Sales			Earnings/(Losses) from Continuing Operations Before Income Taxes
	Three Months Ended		% Change (1)	Three Months Ended		% Change (1)
	6/30/2008	6/30/2007		6/30/2008	6/30/2007
North America	$1,271	$1,151	10%	$372	$358	4%
International	224	193	16%	39	35	11%
Corporate	—	—	—	(171)	(154)	11	%(2)

Total Company	$1,495	$1,344	11%	$240	$239	0%

Year To Date

	Net Sales			Earnings/(Losses) from Continuing Operations Before Income Taxes
	Twelve Months Ended		% Change (1)	Twelve Months Ended		% Change (1)
	6/30/2008	6/30/2007		6/30/2008	6/30/2007
North America	$4,440	$4,130	8%	$1,211	$1,205	0%
International	833	717	16%	146	141	4%
Corporate	—	—	—	(664)	(603)	10	%(2)

Total Company	$5,273	$4,847	9%	$693	$743	-7%

(1)	Percentages based on rounded numbers.

(2)	Year-over-year change is primarily due to higher interest expense associated with financing the Burt’s Bees acquisition and accelerated share repurchase.

The Clorox Company

Condensed Consolidated Balance Sheets (Unaudited)

Dollars in millions

	6/30/2008	6/30/2007
Assets
Current assets
Cash and cash equivalents	$214	$182
Receivables, net	505	460
Inventories, net	384	309
Other current assets	146	81

Total current assets	1,249	1,032
Property, plant and equipment, net	960	976
Goodwill	1,658	1,025
Trademarks, net	560	254
Other intangible assets, net	123	94
Other assets	180	200

Total assets	$4,730	$3,581

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Notes and loans payable	$755	$74
Current maturities of long-term debt	—	500
Accounts payable	418	329
Accrued liabilities	440	507
Income taxes payable	48	17

Total current liabilities	1,661	1,427
Long-term debt	2,720	1,462
Other liabilities	590	516
Deferred income taxes	109	5

Total liabilities	5,080	3,410

Contingencies
Stockholders’ (deficit) equity
Common stock	159	159
Additional paid-in capital	534	481
Retained earnings	386	185
Treasury shares	(1,270)	(445)
Accumulated other comprehensive net losses	(159)	(209)

Stockholders’ (deficit) equity	(350)	171

Total liabilities and stockholders’ (deficit) equity	$4,730	$3,581

The Clorox Company

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Fourth-Quarter Sales Growth Reconciliation

	Fiscal 2008	Fiscal 2007
Base sales growth	7.5%	-0.3%
Foreign exchange	1.1	0.6
Exit from private label business	-0.3	0.0

Sales growth before acquisitions	8.3%	0.3%

Burt’s Bees acquisition	2.9	0.0
Bleach business acquisition	0.0	1.6

Total sales growth	11.2%	1.9%

Fourth-Quarter Gross Margin Reconciliation

Q4 FY’07 gross margin	44.2%	Q4 FY’06 gross margin	43.7%
Cost savings	1.8	Cost savings	2.0
Pricing	1.5	Pricing	0.8
Commodities	-3.7	Commodities	-0.4
Logistics & manufacturing	-1.7	Logistics & manufacturing	-0.7
Other	0.6	Other	-1.2

Q4 FY’08 gross margin before impact of charges	42.7%	Q4 FY’07 gross margin before impact of charges	44.2%

Restructuring-related charges	-0.6	Restructuring-related charges	0.0

Q4 FY’08 gross margin	42.1%	Q4 FY’07 gross margin	44.2%

Fourth-Quarter Diluted EPS Reconciliation

	Fiscal 2008	Fiscal 2007
Diluted EPS before charges	$1.18	$1.07
Restructuring-related charges	-0.04	0.00
Burt’s Bees dilution	-0.01	0.00

Diluted EPS – GAAP	$1.13	$1.07

Fiscal Year Sales Growth Reconciliation

	Fiscal 2008	Fiscal 2007
Base sales growth	4.7%	3.5%
Foreign exchange	1.2	0.2
Exit from private label business	-0.1	0.0

Sales growth before acquisitions	5.8%	3.7%

Burt’s Bees acquisition	2.1	0.0
Bleach business acquisition	0.9	0.7

Total sales growth	8.8%	4.4%

Fiscal Year Gross Margin Reconciliation

FY’07 gross margin	43.1%	FY’06 gross margin	42.2%
Cost savings	1.7	Cost savings	2.3
Pricing	0.8	Pricing	1.5
Commodities	-2.7	Commodities	-1.1
Logistics & manufacturing	-1.1	Logistics & manufacturing	-1.0
Other	0.3	Other	-0.8

FY’08 gross margin before impact of charges	42.1%	FY’07 gross margin before impact of charges	43.1%

Burt’s Bees inventory step-up	-0.4	Burt’s Bees inventory step-up	0.0
Restructuring-related charges	-0.5	Restructuring-related charges	0.0

FY’08 gross margin	41.2%	FY’07 gross margin	43.1%

Fiscal Year Diluted EPS Reconciliation

	Fiscal 2008		Fiscal 2007
Diluted EPS before charges and discontinued operations	$3.59	(1)	$3.33
Prior-year charges related to IT services agreement and asset impairment	0.00		-0.10
Discontinued operations	0.00		0.03
Restructuring-related charges	-0.26		0.00
Burt’s Bees dilution	-0.09		0.00

Diluted EPS – GAAP	$3.24		$3.26

(1)	The company’s initial financial outlook, provided in May 2007, was for diluted EPS before charges in the range of $3.52-$3.67.